Exhibit 4(h)

        PROTECTIVE LIFE INSURANCE COMPANY        P. O. BOX 10648        BIRMINGHAM, ALABAMA        35202-0648

COMPOUND AND 3-YEAR RESET DEATH BENEFIT RIDER
Including a Waiver of Surrender Charge Benefit
for Terminal Illness or Nursing Home Confinement

We are amending the Contract to which this rider is attached by adding the following provisions and making them a part of the Contract as of its Effective Date:

  Compound Death Benefit—We will determine a compound anniversary value on the most recent Contract Anniversary before the earlier of the deceased Owner's 80th birthday or the deceased Owner's date of death.

  The compound anniversary value is equal to the sum of:

    (a)
    the accumulation to the Contract Anniversary of all Purchase Payments prior to that Contract Anniversary less an adjustment for each surrender prior to that Contract Anniversary; plus,

    (b)
    any Purchase Payments on or since that Contract Anniversary less an adjustment for each surrender on or since that Contract Anniversary.

  If the Effective Date is before the deceased Owner's 71st birthday, the amounts in (a) will accumulate at an annual effective interest rate of 4.00%. If the Effective Date is on or after the deceased Owner's 71st birthday, the amounts in (a) will accumulate at an annual effective interest rate of 3.00%

  3-Year Reset Death Benefit—We will determine a 3-year reset anniversary value every 3rd Contract Anniversary occurring before the earlier of the deceased Owner's 80th birthday or the deceased Owner's date of death. Each 3-year reset anniversary value is equal the sum of: the Contract Value on that Contract Anniversary; plus all Purchase Payments since that Contract Anniversary; less an adjustment for each surrender since that Contract Anniversary.

  Death Benefit—The death benefit will equal the greatest of: (1) the Contract Value; or (2) aggregate Purchase Payments less an adjustment for each surrender; or (3) the compound anniversary value; or (4) the greatest 3-year reset anniversary value attained.

  Adjustment for Each Surrender—For the purpose of calculating the death benefit, the adjustment for each surrender will equal the amount that reduces the death benefit in the same proportion that the amount surrendered including associated surrender charges, if any, reduced the Contract Value as of the Valuation Period during which that surrender was taken.

  Waiver of Surrender Charge—We will waive any applicable surrender charge if, at any time after the first Contract Year:

    (1)
    you are first diagnosed as having a terminal illness by a physician that is not related to you or the Annuitant; or,

    (2)
    you enter, for a period of at least ninety (90) days, a facility which is both
      (a)
      licensed by the state; and,

      (b)
      qualified as a skilled nursing home facility under Medicare or Medicaid.

  The term "terminal illness" means that you are diagnosed as having a non-correctable medical condition that, with a reasonable degree of medical certainty, will result in your death in less than 12 months. A "physician" is a medical doctor licensed by a state's Board of Medical Examiners, or similar authority in the United States, acting within the scope of his or her license. You must submit written proof of a terminal illness or nursing home confinement satisfactory to us. A written statement from your physician or the nursing home constitutes satisfactory proof. We reserve the right to require an examination by a physician of our choice at our expense.

  Once the waiver of surrender charge has been granted no surrender charge will apply to the Contract in the future and no additional Purchase Payments will be accepted.

  If any Owner is not an individual, the Waiver of Surrender Charge provisions will apply to the Annuitant.

  Suspension of Benefits—For a period of one year after any change of ownership involving a natural person, the death benefit will equal the Contract Value and the surrender charge will not be waived under the provision above.

  Cost and Duration—Prior to the Annuity Commencement Date, the mortality and expense risk charge shown on the Schedule includes 0.15% for the cost of this rider. The additional benefits provided under this rider end on the Annuity Commencement Date, at which time the mortality and expense risk charge assessed on the portion of your contract allocated to the variable account will be reduced by 0.15%.

Signed for the Company as of the Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY
/s/ DEBORAH J. LONG
Secretary